EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) is made and entered into as of the 29th day of April, 2008, by and between NOVEN PHARMACEUTICALS, INC., a Delaware corporation (the “Company”), and PETER BRANDT (“Executive”) (collectively, the “Parties”).

Recitals

A. The Board of Directors of the Company (the “Board”) recognizes and desires to assure the Company of Executive’s employment in an executive capacity and to compensate him therefor.

B. Executive is willing to make his services available to the Company on the terms and conditions set forth in this Agreement.

Agreement

NOW, THEREFORE, in consideration of the premises and mutual covenants set forth in this Agreement, the Parties agree as follows:

1. Employment.

1.1. Employment and Term. The Company agrees to employ Executive and Executive agrees to serve the Company, on the terms and conditions set forth in this Agreement, for the period commencing on April 29, 2008 (“Effective Date”) and expiring on the second anniversary of the Effective Date, unless sooner terminated as set forth in this Agreement (the “Term”); provided, however, that commencing on April 30, 2010, and on each annual anniversary date thereafter, the Term of this Agreement shall be automatically extended for an additional one (1) year period unless, at least sixty (60) days prior to such annual anniversary date, the Company shall have delivered to Executive or Executive shall have delivered to the Company written notice that the Term of the Executive’s employment under this Agreement will not be extended.

1.2. Duties of Executive. Executive shall serve as the President and Chief Executive Officer of the Company and shall have powers and authority superior to any other officer or employee of the Company or of any subsidiary of the Company. Subject to the preceding sentence, during the Term of employment, Executive shall diligently perform all services as may be reasonably assigned to him by the Board and shall exercise such power and authority as may from time to time be delegated to him by the Board. In addition, Executive shall regularly consult with and provide information to the Chairman of the Board with respect to the Company’s business and affairs. Executive shall be required to report solely to, and shall be subject solely to the supervision and direction of, the Board and no other person or group shall be given authority to supervise or direct Executive in the performance of his duties. Executive shall devote substantially all of his working time and attention to the business and affairs of the Company, render such services to the best of his ability, and use his reasonable best efforts to promote the interests of the Company. It shall not be a violation of this Agreement for Executive to: (a) serve on corporate, civic or charitable boards or committees (it being agreed that in no event shall Executive serve on the board of directors of more than two other corporations and the acceptance of any new directorship after the Effective Date of this Agreement shall be subject to the consent of the Board, which shall not be unreasonably withheld); (b) deliver lectures, fulfill speaking engagements or teach at educational institutions; and (c) manage personal investments, so long as such activities do not unreasonably interfere with the performance of Executive’s responsibilities as an employee of the Company (or as a director of the Company, is serving as such), in accordance with this Agreement.

2. Compensation.

2.1. Base Salary. Executive shall receive a base salary at the annual rate of $650,000.00 (the “Base Salary”) during the Term of this Agreement, with such Base Salary payable in installments consistent with the Company’s normal payroll schedule. The Base Salary shall also be reviewed, at least annually, for merit increases (if any) and may, by action and in the discretion of the Board, be increased. During the two (2) year period subsequent to a Change in Control (as defined in this Agreement), the annual Base Salary shall be reviewed at least annually and shall be increased at any time and from time to time as shall be substantially consistent with increases in base salary generally awarded in the ordinary course of business to other Peer Executives of the Company and its affiliated companies; any increase in annual Base Salary shall not serve to limit or reduce any other obligation to the Executive; annual Base Salary shall not be reduced after any such increase. As used in this Agreement, the term “affiliated companies” shall include any company controlled by, controlling or under common control with the Company.

2.2. Incentive Compensation. Executive shall participate in the Company’s annual incentive bonus plans (the “Annual Incentive Bonus Plans”) which are intended to comply with Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). The Annual Incentive Bonus Plans will be based on the achievement of Company and individual performance goals to be established by the Board’s Compensation Committee (the “Committee”), with annual target incentive bonuses of at least 75% of the Base Salary, which percentage will not be subject to reduction notwithstanding any provisions to the contrary contained in any applicable Annual Incentive Bonus Plans. It is agreed that such Annual Incentive Bonus Plans shall not create any implication that the Committee shall award any such bonus or incentive compensation unless targets are met. During 2008, Executive shall participate in the Annual Incentive Bonus Plan; provided however, the plan shall be in the form presented to Executive to comply with Section 162m of the Code and that such bonus shall be prorated by multiplying the bonus (if any) by a fraction, the numerator of which is the number of completed days of employment during 2008 and the denominator of which is 366. In addition, the Committee shall consider, at least annually and in connection with awards to other Company executives, stock options, stock-settled appreciation rights, and other equity-based incentive awards to Executive (it being agreed that such consideration shall not create any implication that the Committee shall award any such options, stock-settled appreciation rights, or other equity-based incentive awards).

2.3. Stock Grant. Subject to Sections 4 and 5 of this Agreement, on the Effective Date (also, the “Grant Date”), pursuant to the Noven Pharmaceuticals, Inc. 1999 Long Term Incentive Plan (as amended and restated) (the “Incentive Plan”), the Company shall grant Executive 250,000 restricted shares of Noven’s common stock, par value $.0001 (the “Common Stock”), at the fair market value per share of the Common Stock (valued as of the Grant Date) in accordance with the terms and conditions of the Restricted Stock Agreement attached to this Agreement as Exhibit A (the “Restricted Stock Agreement”). So long as Executive remains employed with the Company on the applicable vesting dates (as described below), Executive shall vest in the 250,000 shares of Common Stock as follows: (a) 50,000 shares of Common Stock, which shall vest on the Effective Date; (b) 50,000 shares, which shall vest at a rate of 33-1/3% per year, on each of the first, second and third anniversaries following the Grant Date, provided however, that if the Company terminates Executive’s employment without Cause or declines to renew this Agreement or if Executive terminates his employment for Good Reason (as defined in this Agreement, as applicable in Sections 4 and 5) or if Executive’s employment terminates as result of his death or Disability (as defined in this Agreement, as applicable, in Sections 4 and 5), the remaining unvested shares at the time of such termination shall vest immediately; and (c) 150,000 shares of Common Stock to vest as follows: (i) 50,000 shares to vest and be delivered upon the Company attaining an aggregate of $50 million in pre-tax income over any consecutive 4 quarters; (ii) an additional 50,000 shares to vest and be delivered upon the Company attaining the aggregate of $75 million in pre-tax income over any 4 consecutive quarters; and (iii) an additional 50,000 shares to vest and be delivered upon the Company attaining the aggregate of $100 million in pre-tax income over any 4 consecutive quarters, provided however, that if Executive’s employment terminates as result of his death or Disability (as defined in this Agreement, as applicable, in Sections 4 and 5) the Executive shall be treated as employed by the Company for twelve months following such termination, solely for the purposes of vesting of any of the 150,000 shares of Common Stock referred to in this Section 2.3(c), which vests upon achievement of the above-mentioned performance goals. Notwithstanding anything in this Agreement to the contrary, in the event of a conflict between the provisions of this Section 2.3 and the Restricted Stock Agreement, this Agreement shall control. For purposes of this Agreement, pre-tax income shall be determined in accordance with the Generally-Accepted Accounting Principles in the United States.

2.4. Stock Appreciation Rights. Subject to Sections 4 and 5 of this Agreement, on the Grant Date, pursuant to the Incentive Plan, the Company shall grant Executive Stock-Settled Stock Appreciation Rights (“SARs”) with a current valuation equal to 200% of the Base Salary ($1,300,000.00) in accordance with the terms and conditions of the Stock Appreciation Rights Agreement attached to this Agreement as Exhibit B. The number of shares of Common Stock underlying the SARs shall be determined by dividing $1,300,000 by the “Black-Scholes” value of the SARs on the Grant Date. So long as Executive remains employed with the Company on the applicable vesting dates (as described below), Executive shall vest in the SARs at a rate of 25% per year on each of the first, second, third and fourth anniversaries following the Grant Date, provided however, that if the Company terminates Executive’s employment without Cause or declines to renew this Agreement or if Executive terminates his employment for Good Reason (as defined in this Agreement, as applicable in Sections 4 and 5) or if Executive’s employment terminates as result of his death or Disability (as defined in this Agreement, as applicable, in Sections 4 and 5), the remaining unvested SARs at the time of such termination shall vest immediately. In addition, the Committee shall consider, at least annually and in connection with awards to other Company executives, additional SARs to Executive (it being agreed that such consideration shall not create any implication that the Committee shall award any such SARs). Notwithstanding anything in this Agreement to the contrary, in the event of the conflict between the provisions of this Section 2.4 and the Stock Appreciation Rights Agreement, this Agreement shall control.

2.5. Withholding. All payments under this Agreement or otherwise pursuant to Executive’s employment relationship shall be made net of any applicable withholding taxes or other amounts required to be withheld by law.

3. Expense Reimbursement and Other Benefits.

3.1. Expense Reimbursement. During the Term of Executive’s employment under this Agreement, the Company, upon the submission of reasonable supporting documentation by Executive, shall reimburse Executive for all reasonable expenses actually paid or incurred by Executive in the course of and pursuant to the business of the Company, including expenses for travel and entertainment; provided, however, that during the two (2) year period subsequent to a Change in Control, Executive shall be entitled to receive prompt reimbursement for all reasonable employment expenses incurred by the Executive in accordance with the most favorable plans, practices, policies, and programs of the Company and its affiliated companies in effect for the Executive at any time during the 90-day period immediately preceding the date of the Change in Control or, if more favorable to the Executive, as in effect generally at any time thereafter with respect to other Peer Executives of the Company and its affiliated companies. Notwithstanding anything herein to the contrary or otherwise, except to the extent any expense or reimbursement provided pursuant to this Agreement does not constitute a “deferral of compensation” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended from time to time, and its implementing regulations and guidance (“Section 409A”) (a) the amount of expenses eligible for reimbursement provided to Executive during any calendar year will not affect the amount of expenses eligible for reimbursement or in-kind benefits provided to Executive in any other calendar year, (b) the reimbursements for expenses for which Executive is entitled to be reimbursed shall be made on or before the last day of the calendar year following the calendar year in which the applicable expense is incurred, (c) the right to payment or reimbursement or in-kind benefits hereunder may not be liquidated or exchanged for any other benefit and d) the reimbursements shall be made pursuant to objectively determinable and nondiscretionary Company’s policies and procedures regarding such reimbursement of expenses.

3.2. Employee Benefit Plans. During the Term of Executive’s employment under this Agreement, Executive shall be entitled to participate in all incentive, savings, and retirement plans, practices, policies and programs provided by the Company to other officer-level executives of the Company, in each case, in accordance with their respective terms in effect from time to time; provided, however, that during the two (2) year period subsequent to a Change in Control, so long as Executive remains employed with the Company, in no event shall such plans, practice, policies and programs provide the Executive with incentive opportunities (measured with respect to both regular and special incentive opportunities, to the extent, if any, that such distinction is applicable), savings opportunities and retirement benefit opportunities, in each case, less favorable, in the aggregate, than the most favorable of those provided by the Company and its affiliated companies for the Executive under such plans, practices, policies and programs as in effect at any time during the 90-day period immediately preceding the date of the Change in Control or, if more favorable to the Executive, those provided generally at any time after the date of the Change in Control to other Peer Executives of the Company and its affiliated companies. Nothing in this Agreement shall preclude the Company from amending or terminating any such plan at any time.

3.3. Health and Welfare Benefit Plans. During the Term of Executive’s employment under this Agreement, Executive and/or Executive’s family, as the case may be, shall be eligible for participation in and shall receive all benefits under health and welfare benefit plans, practices, policies and programs provided by the Company to other officer-level executives of the Company, in each case, in accordance with their respective terms in effect from time to time; (including, without limitation, medical, prescription, dental, disability, salary continuance, employee life, group life, accidental death and travel accident insurance plans and programs), provided, however, that during the two (2) year period subsequent to a Change in Control, so long as Executive remains employed with the Company, in no event shall such plans, practices, policies and programs provide the Executive with benefits which are less favorable, in the aggregate, than the most favorable of such plans, practices, policies and programs in effect for the Executive at any time during the 90-day period immediately preceding the date of the Change in Control or, if more favorable to the Executive, those provided generally at any time after the date of the Change in Control to other Peer Executives (as defined in this Agreement) of the Company and its affiliated companies. Nothing in this Agreement shall preclude the Company from amending or terminating any such plan at any time.

3.4. Working Facilities. In connection with his employment by the Company, Executive shall be based at the Company’s offices in New York or Miami, as elected by the Executive, unless otherwise agreed to in writing by the Board. During the Term of Executive’s employment under this Agreement, the Company shall furnish Executive with an office, a secretary and such other facilities and services suitable to his position and adequate for the performance of his duties under this Agreement; provided, however, that during the two (2) year period subsequent to a Change in Control, so long as Executive remains employed with the Company, the Executive shall be entitled to an office or offices of a size and with furnishings and other appointments, and to exclusive personal secretarial and other assistance, at least equal to the most favorable of the foregoing provided to the Executive by the Company and its affiliated companies at any time during the 90-day period immediately preceding the date of the Change in Control or, if more favorable to the Executive, as provided generally at any time after the date of the Change in Control to other Peer Executives of the Company and its affiliated companies.

3.5. Vacation. During the Term of Executive’s employment under this Agreement, Executive shall be entitled to paid annual vacation according to the Company’s policy applicable to other officer-level executives of the Company as follows:

1 year of service but less than 5 years —5 weeks

5 years of service but less than 10 years—6 weeks

10 years of service but less than 15 years—7 weeks

15 years of service but less than 20 years—8 weeks

The policy does not allow carryover for unused time. Provided, however, that during the two (2) year period subsequent to a Change in Control, so long as Executive remains employed with the Company, Executive shall be entitled to paid vacation in accordance with the most favorable plans, policies, practices and programs of the Company and its affiliated companies in effect for the Executive at any time during the 90-day period immediately preceding the date of the Change in Control or, if more favorable to the Executive, as in effect generally at any time thereafter with respect to other Peer Executives of the Company and its affiliated companies.

3.6. Fringe Benefits. During the Term of Executive’s employment under this Agreement, Executive shall be entitled to fringe benefits according to the Company’s regular plans, practices, policies and programs applicable to other officer-level executives of the Company, as well as a car allowance of $850.00 per month; provided, however, that during the two (2) year period subsequent to a Change in Control, so long as Executive remains employed with the Company, Executive shall be entitled to fringe benefits in accordance with the most favorable plans, policies, practices and programs of the Company and its affiliated companies in effect for the Executive at any time during the 90-day period immediately preceding the date of the Change in Control or, if more favorable to the Executive, as in effect generally at any time thereafter with respect to other Peer Executives of the Company and its affiliated companies.

3.7. Peer Executives. For purposes of this Agreement, references to “Peer Executives of the Company and its affiliated companies” shall refer only to executives based in the United States of vice president level or higher.

4. Termination (not in connection with a Change in Control).

4.1. Termination by Either Party.

a. The Company or Executive may terminate this Agreement for any reason or no reason at any time.

b. If the Company terminates this Agreement without Cause (as defined in this Section 4) or Executive terminates this Agreement with Good Reason (as defined in this Section 4), subject to Executive’s execution (and non-revocation, if applicable) of the Company’s standard waiver and release in the form attached hereto as Exhibit C, the Company shall pay Executive an amount equal to eighteen (18) months of Executive’s Base Salary in effect at the date of such termination (“Separation Compensation”), payable in the manner and at such times as the Base Salary otherwise would have been payable, and an amount equal to the Base Salary (and benefits) and incentive compensation earned by Executive (to the extent such payment has not been made) on the date of such termination, as well as a prorated bonus, such prorated bonus being in an amount equal to the payment that would have been paid to Executive pursuant to the applicable Annual Incentive Bonus Plan had Executive continued to the end of the applicable performance period, multiplied by a fraction, the numerator of which is the number of completed days of employment during such performance period and the denominator of which is the total number of days in the performance period (“Termination Prorated Bonus”). If the Company declines to renew this Agreement, the Company shall pay Executive an amount equal to the Base Salary (and benefits) and incentive compensation earned by Executive (to the extent such payment has not been made) on the date of such termination, as well as a Termination Prorated Bonus. If at any time during the period that the Company is obligated to pay Separation Compensation under this Agreement, however, a court of competent jurisdiction (at any time, whether at a preliminary injunction stage or otherwise) determines that Executive has breached any obligation provided for in Section 6 of this Agreement, in addition to any other rights and remedies that the Company may have, the Company’s obligation to pay such Separation Compensation under this Agreement shall be immediately suspended, pending the final determination by a court of competent jurisdiction or by other mutually-agreed resolution by the parties, and in the event the final determination by the court of competent jurisdiction is that the Executive has breached any obligation provided for in Section 6 of this Agreement, in addition to any other rights and remedies that the Company may have, the Company’s obligation to pay such Separation Compensation under this Agreement shall be immediately terminated.

c. If the Company terminates this Agreement with Cause (as defined in this Section 4) or Executive terminates this Agreement without Good Reason as defined in this Section 4), the Company shall pay to Executive an amount equal to the Base Salary (and benefits) and incentive compensation earned by Executive (to the extent such payment has not been made) on the date of such termination.

d. If Executive’s employment terminates due to Executive’s death or Disability (as defined in this Section 4), the Company shall pay to Executive (or his estate, beneficiary or legal representative), an amount equal to the Base Salary (and benefits) and incentive compensation earned by Executive (to the extent such payment has not been made) on the date of such termination, as well as a Termination Prorated Bonus. For the purposes of this Agreement, “Disability” shall mean Executive’s inability to perform the essential functions of his position under this Agreement, with or without reasonable accommodation, for any period of one hundred and eighty (180) consecutive days, as determined by a physician selected by the Company or its insurers and acceptable to the Executive (“Disability”). If Executive does not agree to the physician selected by the Company, Executive shall select his own physician to provide a second opinion, which opinion, if different from the Company-selected physician’s opinion shall be resolved by a third physician selected by agreement of the Executive-selected and Company-selected physicians, whose opinion shall be final and binding.

e. Any Termination Prorated Bonus, if any, shall be paid no later than March 15th of the year following the end of the applicable performance period. Notwithstanding anything contained in any Company Annual Incentive Bonus Plans, payment of any Termination Prorated Bonus pursuant to this Section 4.1 shall be in complete and total satisfaction of any obligation of the Company to Executive under such Annual Incentive Bonus Plan with respect to the performance period to which the Termination Prorated Bonus relates.

4.2. Termination for Cause by Company. In the case of the Company terminating this Agreement (which termination is not in connection with a Change in Control), “Cause” means any one or more of the following:

a. a material breach or default by Executive of this Agreement (except a breach of fiduciary duty as covered by subparagraph f. below or any breach or default which is caused by Executive’s Disability), which breach or default remains uncured after thirty (30) days following Executive’s receipt from the Company of written notice specifying such breach or default, if subject to cure;

b. a material breach or default by Executive of the Confidentiality and Invention Agreement referenced in Section 6.1;

c. any material failure or refusal by Executive to perform the duties of the position, except by reason of Executive’s death or Disability, which failure or refusal remains uncured after thirty (30) days following Executive’s receipt from the Company of written notice specifying such failure or refusal, if subject to cure;

d. any violation by Executive of the Company’s discrimination, harassment, or retaliation policies or procedures, as may be established from time to time;

e. any conduct that is a material violation of the laws, rules, regulations or orders of any governmental agency applicable to the Company, which violation remains uncured after thirty (30) days following Executive’s receipt from the Company or from the applicable governmental agency written notice specifying such violation, if subject to cure;

f. any material breach of a fiduciary duty owed by Executive to the Company;

g. any conviction of, withhold of adjudication as to, or plea of no contest (nolo contendre) to a felony involving an act of fraud, misappropriation of funds or embezzlement in connection with Executive’s duties;

Termination of this Agreement for Cause by the Company shall be effective only upon a majority vote of the Board; provided however, that Executive shall first be given an opportunity to make a presentation to the Board in Executive’s defense.

4.3. Termination for Good Reason by Executive. In the case of Executive terminating this Agreement (which termination is not in connection with a Change in Control), “Good Reason” means any one or more of the following:

a. a material breach or default by the Company of this Agreement, which breach or default (except as otherwise provided in this subparagraph a.) remains uncured after thirty (30) days following the Company’s receipt from Executive of written notice specifying such breach or default (except that a breach or default for non-payment of any monies or delivery of any equity must be cured after five (5) days following the Company’s receipt from Executive of written notice specifying such breach or default);

b. a change in Executive’s title as stated by this Agreement or a material reduction in Executive’s duties and responsibilities under this Agreement; or

c. change in position to which Executive reports;

d. failure of the Company to procure and maintain in effect Director and Officer liability insurance in an amount as reasonably determined by the Board;

e. a reduction in the Base Salary.

5. Termination (in connection with a Change in Control).

5.1. Termination by Either Party or Declination to Re-new Agreement by Either Party. If, in connection with a Change in Control, the Company terminates this Agreement without Cause (for purposes of a Change in Control) (as defined in this Section 5) or Executive terminates this Agreement with Good Reason (for purposes of a Change in Control) (as defined in this Section 5), or if the Company declines without Cause (for purposes of a Change in Control) or Executive declines with Good Reason (for purposes of a Change in Control) to re-new this Agreement (even if such renewal would be for less than one (1) year so as to continue Executive’s employment for at least the two (2) year period immediately following the Change in Control), subject to Executive’s execution (and non-revocation, if applicable) of the Company’s standard waiver and release, the Company shall pay Executive, in a cash lump sum within 30 days after the date of such termination:

a. An amount (such amount shall be referred to as the “Change in Control Severance Amount”) equal to two times the sum of: (i) Executive’s annual Base Salary in effect on the date of termination; plus (ii) the Highest Annual Bonus (as defined in this Agreement); and

b. the Highest Annual Bonus prorated for the number of days during the current fiscal year that Executive has worked up through the date of termination.

The “Highest Annual Bonus” is the greater of: (x) the annual Incentive Compensation bonus paid or payable by the Company to Executive pursuant to Section 2.2 of this Agreement in respect of the Company’s most recent fiscal year; and (y) the average of the annual Incentive Compensation bonuses paid or payable by the Company to Executive pursuant to Section 2.2 of this Agreement in respect of the three fiscal years immediately preceding the fiscal year in which the termination occurs.

A termination shall be deemed to be “in connection with a Change in Control”: (a) if such termination occurs during the two (2) year period immediately following a Change in Control; or (b) if a Change in Control occurs and the Executive’s employment with the Company is terminated prior to the date on which the Change in Control occurs, and if it is reasonably demonstrated by the Executive that such termination of employment (i) was at the request of a third Party who has taken steps reasonably calculated to effect the Change in Control or (ii) otherwise arose in connection with or in anticipation of the Change in Control.”

5.2. Termination because of Death or Disability.

a. Death. If, during the two (2) year period immediately following a Change in Control, Executive’s employment terminates due to Executive’s death, the Company shall pay to Executive (or his estate, beneficiary or legal representative) in a lump sum in cash within 30 days of the Date of (Change in Control) Termination (as defined in this Agreement) an amount equal to: (i) the Base Salary (and benefits) earned by Executive (to the extent such payment has not been made) at the date of such termination; plus (ii) the greater of (x) the Change in Control Severance Amount or (y) the present value (determined as provided in Section 280G(d)(4) of the Code) of any cash amount to be received by the Executive or the Executive’s family as a death benefit pursuant to the terms of any plan, policy or arrangement of the Company and its affiliated companies, but not including any proceeds of life insurance covering the Executive to the extent paid for directly or on a contributory basis by the Executive (the benefits included in this clause (y) shall be hereinafter referred to as the “Death Benefits”).

b. Disability. If, during the two (2) year period immediately following a Change in Control, Executive’s employment terminates due to Executive’s Disability (for purposes of a Change in Control) (as defined in this Agreement), the Company shall pay to Executive (or his estate, beneficiary or legal representative) in a lump sum in cash within 30 days of the Date of (Change in Control) Termination an amount equal to: (i) the Base Salary (and benefits) earned by Executive (to the extent such payment has not been made) at the date of such termination; plus (ii) the greater of (x) the Change in Control Severance Amount or (y) the present value (determined as provided in Section 280G(d)(4) of the Code) of any cash amount to be received by the Executive or the Executive’s family as a disability benefit pursuant to the terms of any plan, policy or arrangement of the Company and its affiliated companies, but not including any proceeds of disability insurance covering the Executive to the extent paid for directly or on a contributory basis by the Executive (the benefits included in this clause (y) shall be hereinafter referred to as the “Disability Benefits”). A “Disability (for purposes of a Change in Control)” shall mean the absence of the Executive from the Executive’s duties with the Company on a full-time basis for 180 consecutive business days as a result of incapacity due to mental or physical illness which is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to the Executive or the Executive’s legal representative (such agreement as to acceptability not to be withheld unreasonably). If the Company determines in good faith that the Disability (for purposes of a Change in Control) of the Executive has occurred, it may give to the Executive written notice of its intention to terminate the Executive’s employment. In such event, the Executive’s employment with the Company shall terminate effective on the 30th day after receipt of such notice by the Executive (the “Disability Effective Date”), provided that, within the 30 days after such receipt, the Executive shall not have returned to full-time performance of the Executive’s duties.

5.3. Termination for Cause by the Company. In the case of the Company terminating this Agreement in connection with a Change in Control, “Cause (for purposes of a Change in Control)” means any one or more of the following:

a. any material act or acts of personal dishonesty taken by Executive which is either (i) at the expense of the Company, or (ii) reasonably likely to bring significant disrepute to the Company;

b. any violation by Executive of Executive’s material obligations under this Agreement (other than as a result of incapacity due to physical or mental illness) which is demonstrably willful and deliberate on the Executive’s part and which is not remedied within ten business days after receipt of notice from the Company (the requirement of written notice from the Company specifying the breach is mandatory, and shall provide at least ten business days for such breach to be remedied);

c. the conviction of Executive for any criminal act which is a felony or a misdemeanor in each case involving moral turpitude; or

d. a material breach of Executive’s Confidentiality and Invention Agreement or Section 6 of this Agreement.

Termination of this Agreement for Cause (for purposes of a Change in Control) by the Company shall be effective only upon a majority vote of the Board; provided however, that Executive shall first be given an opportunity to make a presentation to the Board in Executive’s defense.

5.4. Termination for Good Reason by Executive. In the case of Executive terminating this Agreement in connection with a Change in Control, “Good Reason (for purposes of a Change in Control)” means any one or more of the following:

a. the assignment to the Executive of any duties inconsistent in any respect with the Executive’s position (including status, offices, titles and reporting requirements), authority, duties or responsibilities as contemplated by Section 1.2 or any other action by the Company which results in a diminution in such position (including any action which results in a diminution of status, offices, titles and reporting levels or requirements), authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of written notice thereof given by the Executive;

b. any failure by the Company to comply with any of the provisions of Section 2, other than an isolated, insubstantial and inadvertent failure not occurring in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Executive;

c. the Company’s requiring the Executive to be based at any office or location other than at the location where the Executive was employed immediately preceding the date of the Change in Control or any office which is the headquarters of the Company and is less than 35 miles from the location where the Executive was employed immediately preceding the date of the Change in Control;

d. any purported termination by the Company of the Executive’s employment otherwise than as expressly permitted by this Agreement; or

e. any failure by the Company to comply with and satisfy Section 10.c., provided that such successor has received at least ten days prior written notice from the Company or the Executive of the requirements of this provision.

For purposes of this Section 5.4: (x) the requirement of written notice from the Executive specifying the grounds for Good Reason (for purposes of a Change in Control) is mandatory in all cases, but Good Reasons (for purposes of a Change in Control) will exist if the Company fails to remedy any such grounds for Good Reason (for purposes of a Change in Control) within ten (10) days; and (y) any good faith determination of Good Reason (for purposes of a Change in Control) made by the Executive shall be conclusive.

5.5. Change in Control. For the purpose of this Agreement, a “Change in Control” shall mean the occurrence of one of the following events after the date of this Agreement:

a. Any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, (an “Acquiring Person”) shall acquire voting securities of the Company and immediately thereafter is a beneficial owner (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934) of 40% or more of either (i) the then outstanding shares of common stock of the Company or (ii) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that an Acquiring Person shall not include the Company, any of its affiliated companies (as defined in Section 2.1), any employee benefit plan of the Company or its affiliated companies, or any person or entity organized, appointed or established by the Company or its affiliated companies for or pursuant to the terms of any such plan); or

b. During any period of two consecutive years, individuals who at the beginning of such period constitute the Board, and any new director (other than a director who is a representative or nominee of an Acquiring Person) whose election by the Board or nomination for election by the Company’s shareholders was approved by a vote of at least a majority of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority of the Board; or

c. The shareholders of the Company approve a merger or consolidation of the Company with any other corporation, and the merger or consolidation has been consummated, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent corporation (within the meaning of Section 424(e) of the Code) of such surviving entity) at least a majority of the Outstanding Company Voting Securities, such surviving entity or the parent corporation of such surviving entity outstanding immediately after such merger or consolidation; or

d. The shareholders of the Company approve a plan of reorganization (other than a reorganization under the United States Bankruptcy Code) or complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets, and the Company has taken the first substantive step pursuant to the plan of reorganization or complete liquidation or the sale or disposition has been consummated;

provided, however, that a Change in Control shall not be deemed to have occurred in the event of (x) a sale or conveyance in which the Company continues as a holding company of an entity or entities that conduct all or substantially all of the business or businesses formerly conducted by the Company, or (y) any transaction undertaken for the purpose of incorporating the Company under the laws of another jurisdiction, if such transaction does not materially affect the beneficial ownership of the Company’s capital stock.

5.6. Notice of Termination. Any termination in connection with a Change in Control by the Company for Cause (for purposes of a Change in Control) or by the Executive for Good Reason (for purposes of a Change in Control) shall be communicated by Notice of Termination to the other Party given in accordance with Section 9. For purposes of this Agreement, a “Notice of Termination” means a written notice which: (a) indicates the specific termination provision in this Agreement relied upon; (b) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated; and (c) if the Date of (Change in Control) Termination is other than the date of receipt of such notice, specifies the termination date (which date shall be not more than 15 days after the giving of such notice). The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason (for purposes of a Change in Control) or Cause (for purposes of a Change in Control) shall not waive any right of the Executive or the Company under this Agreement or preclude the Executive or the Company from asserting such fact or circumstance in enforcing the Executive’s or the Company’s rights under this Agreement.

5.7. Date of (Change in Control) Termination. “Date of (Change in Control) Termination” means: (a) if the Executive’s employment is terminated by the Company for Cause (for purposes of a Change in Control), or by the Executive for Good Reason (or for purposes of a Change in Control), the date of receipt of the Notice of Termination or any later date specified therein, as the case may be; (b) if the Executive’s employment is terminated by the Company other than for Cause (for purposes of a Change in Control) or Disability (for purposes of a Change in Control), the Date of Termination shall be the date on which the Company notifies the Executive of such termination; and (c) if the Executive’s employment is terminated by reason of death or Disability (for purposes of a Change in Control), the Date of Termination shall be the date of death of the Executive or the Disability Effective Date, as the case may be.

5.8. Resolution of Disputes. If there shall be any dispute between the Company and the Executive (a) in the event of any termination of the Executive’s employment by the Company under this Section 5 as to whether Cause (for purposes of a Change in Control) existed or (b) in the event of any termination of employment by the Executive under this Section 5 as to whether Good Reason (for purposes of a Change in Control) existed, then, unless and until there is a final, non-appealable judgment by a court of competent jurisdiction declaring that such termination was for Cause (for purposes of a Change in Control) or that the determination by the Executive of the existence of Good Reason (for purposes of a Change in Control) was not made in good faith, the Company shall pay all amounts, and provide all benefits, to the Executive and/or the Executive’s family or other beneficiaries, as the case may be, that the Company would be required to pay pursuant to this Section 5 as though such termination were by the Company without Cause (for purposes of a Change in Control) or by the Executive with Good Reason (for purposes of a Change in Control); provided, however, that the Company shall not be required to pay any disputed amounts pursuant to this paragraph except upon receipt of a written promise by or on behalf of the Executive to repay all such amounts to which the Executive is ultimately adjudged by such court not to be entitled.

6. Restrictive Covenants.

6.1. Confidentiality and Intellectual Property. Executive agrees to execute contemporaneously with the execution of this Agreement and to comply with the Company’s Confidentiality and Invention Agreement.

6.2. Non-Competition and Non-Solicitation. Executive agrees that, both during employment and for a period of eighteen (18) months following the termination of this Agreement or his employment for any reason (“Restricted Period”), Executive will not, directly or indirectly (in any capacity, on Executive’s own behalf or on behalf of any other person or entity):

a. Anywhere in the World, own an interest in any business, including but not limited to, an individual proprietorship, partnership, corporation, joint stock company, joint venture, limited liability company, trust or other form of business entity, or unincorporated organization (except for an ownership interest not exceeding five percent (5%) of a publicly-traded entity), that is a Competitive Business (as defined by this Agreement). “Competitive Business” shall mean any business that is engaged in the acquisition, manufacture, development or sale of any product which competes in the same markets as any product of the Company or which is sold or is under active development by the Company; provided, however, that Competitive Business shall not include any business having $5 billion or greater in annual revenues (in the fiscal year preceding Executive’s termination from employment with the Company) which business does not acquire, manufacture, develop, or sell any non-hormonal treatment for menopause;

b. Anywhere in the World, as an individual proprietor, principal, partner, shareholder, joint venturer, member, trustee, officer, director, consultant, broker, employee, agent, trustee, independent contractor, or in any manner whatsoever, perform any work for or provide any services to or receive any remuneration from any person or entity that is a Competitive Business;

c. Divert or attempt to divert from the Company or otherwise tortiously interfere with any business relationship which exists/existed between the Company and any specific prospective or existing client of the Company; and/or

d. Hire or engage any Company employee or contractor to enter into an employment or business relationship with any other person or entity or recruit, solicit or otherwise induce any Company employee or contractor to terminate his/her employment or engagement with the Company. This covenant applies as to any employee or contractor who, at the time of the recruitment/hire, is currently employed or engaged with the Company or who was employed or engaged with the Company at any time during the six month period preceding the date of the attempted employment, recruitment, or solicitation. The hiring, recruitment or solicitation of any such Company employee or contractor by an entity with which Executive is employed or associated shall not be deemed to be a direct or indirect act on Executive’s own behalf if such hiring, recruitment, or solicitation results from a general solicitation for candidates and Executive did not assist the entity in identifying the individual(s) hired, recruited or solicited.

6.3. Enforcement and Survival. It is the intention of the Company and Executive that this Section 6 be enforceable to the fullest extent permissible. Accordingly, Executive agrees that in the event that any restriction stated in this Section, or any portion thereof, shall be declared or held to be invalid or unenforceable by a court of competent jurisdiction, then such restriction shall be amended or modified, as necessary, to render it valid and enforceable. Further, if Executive violates any restriction stated in this Section, such restriction shall remain in full force and effect beyond the expiration of its eighteen (18) month term, such that the Company receives the full benefit of its bargain.

a. If a court of competent jurisdiction (at a preliminary injunction stage or otherwise) determines that Executive has breached or has threatened to breach any or all of the restrictions provided for by this Section 6: (i) the Company shall, in addition to pursuing any and all other avenues of relief available to it, be entitled to suspend immediately making any payment that might otherwise be owed under this Agreement pending the final determination by the court of competent jurisdiction (other than earned Base Salary and benefits) or by other mutually-agreed resolution by the parties, and if such final determination by the court is that the Executive has breached or has threatened to breach any or all of the restrictions provided for by this Section 6, the Company shall, in addition to pursuing any and all other avenues of relief available to it, be entitled to cease immediately making any payment that might otherwise be owed under this Agreement (other than earned Base Salary and benefits); (ii) the Company shall, in addition to pursuing any and all other avenues of relief available to it, be entitled to suspend immediately all of the Executive’s rights to all unpaid incentive compensation and all unvested shares otherwise granted under this Agreement pending the final determination by the court of competent jurisdiction (other than earned Base Salary and benefits) or by other mutually-agreed resolution by the parties, and if such final determination of the court of competent jurisdiction is that the Executive has breached or has threatened to breach any or all of the restrictions provided for by this Section 6, the Executive shall be immediately deemed to have forfeited all unpaid incentive compensation and all unvested shares otherwise granted under this Agreement and any right of Executive to receive shares pursuant to this Agreement shall terminate.

b. Executive further agrees that a breach of this Section 6 would result in irreparable and continuing damage to the Company. Accordingly, notwithstanding anything in this Agreement to the contrary, in the event of a breach or threatened breach by Executive, the Company shall be entitled to pursue immediately any and all remedies it may have against Executive in a court of competent jurisdiction by specific performance, injunction, or such other remedies and relief as may be available. Executive’s obligations under this Section 6 are independent of any obligation of the Company. The existence of any other claim or cause of action by Executive, including but not limited to, any other claim or cause of action under this Agreement, does not constitute a defense to the enforcement by the Company of the covenants contained in this Section; provided however, in the event the Company ceases to pay Executive Separation Compensation to which Executive is entitled in accordance with the terms of Section 4 of this Agreement for any reason other than an alleged breach of this Agreement by Executive, Executive shall then be relieved of all obligations under subsections 6.2 a. and 6.2 b. Executive agrees that prior to the commencement of any employment or consulting relationship with any person or entity, Executive will advise the person or entity of the restrictive covenant terms contained in this Agreement.

c. The covenants provided for in this Section 6 shall survive the termination of this Agreement and of Executive’s employment and shall survive the expiration of this Agreement and of Executive’s employment.

7. Election of Executive as Director. For so long as Executive serves as an employee of the Company, the Company shall include the Executive in the slate of directors nominated for election.

8. Governing Law and Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida without reference to principles of conflicts of laws. For any action allowed by this Agreement to be filed in a court of law, the parties agree that for any such action, venue shall be exclusively in the state in which Executive’s principal office is located and agree that any dispute concerning the interpretation or application of this Agreement shall be heard BY A JUDGE AND NOT A JURY. The parties waive any and all objection to jurisdiction or venue.

9. Notices: Any notice required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been given when delivered by hand or when deposited in the United States mail, by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Company: Noven Pharmaceuticals, Inc.

11960 S.W. 144th Street Miami, Florida 33186
Attention: Chairman of Compensation Committee
With A Copy to:	Teddy Klinghoffer, Esquire
Akerman Senterfitt
One Southeast Third Avenue, 25th Floor
Miami, Florida 33131
If to Executive:	Peter Brandt

(at the last address provided by Executive to the Company’s Human Resources Department)

or to such other addresses as either Party hereto may from time to time give notice of to the other in the aforesaid manner.

10. Successors.

a. This Agreement is personal to Executive and without the prior written consent of the Company shall not be assignable by Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by Executive’s legal representatives.

b. This Agreement shall inure to the benefit of, be enforceable by, and be binding upon the Company’s successors and assigns.

c. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement, and to assure that it is financially capable of performing, all of the Company’s financial obligations under this Agreement, in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets which assumes and agrees to perform this Agreement by operation of law or otherwise.

11. Severability. In the event that any paragraph or provision of this Agreement shall be held to be illegal or unenforceable, the entire Agreement shall not fall on account thereof, but shall otherwise remain in full force and effect, and such paragraph or provision shall be enforced to the maximum extent permissible.

12. Waivers. The waiver by either Party hereto of a breach or violation of any term or provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach or violation.

13. Damages. Nothing contained herein shall be construed to prevent the Company or Executive from seeking and recovering from the other damages sustained by either or both of them as a result of its or his breach of any term or provision of this Agreement.

14. No Third Party Beneficiary. Nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give any person (other than the Parties hereto and, in the case of Executive, his heirs, personal representative(s) and/or legal representative) any rights or remedies under or by reason of this Agreement.

15. Full Settlement. Except as otherwise provided by Section 6 of this Agreement, the Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against Executive or others.

16. Certain Additional Payments by the Company.

a. Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment, distribution or other action by the Company to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, (but determined without regard to any additional payments required under this Section 16) (each a “Payment”), would be subject to an excise tax imposed by Section 4999 of the Code, or any interest or penalties are incurred by the Executive with respect to any such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), the Company shall make a payment to the Executive (a “Gross-Up Payment”) in an amount such that after payment by the Executive of all taxes (including any Excise Tax) imposed upon the Gross-Up Payment, the Executive retains (or has had paid to the Internal Revenue Service on his behalf) an amount of the Gross-Up Payment equal to the sum of (x) the Excise Tax imposed upon the Payments, plus (y) the product of (i) any deductions disallowed because of the inclusion of the Gross-Up Payment in the Executive’s adjusted gross income, multiplied by (ii) the highest applicable marginal rate of federal income taxation for the calendar year in which the Gross-Up Payment is to be made. For purposes of determining the amount of the Gross-Up Payment, the Executive shall be deemed to pay federal income taxes at the highest marginal rates of federal income taxation for the calendar year in which the Gross-Up Payment is to be made.

b. Subject to the provisions of paragraph (c) of this Section 16, all determinations required to be made under this Section 16 (including whether and when a Gross-Up Payment is required, the amount of such Gross-Up Payment, and the assumptions to be utilized in arriving at such determination) shall be made by the Company’s independent public accountants (the “Accounting Firm”) which shall provide detailed supporting calculations both to the Company and the Executive within 15 business days of the receipt of notice from the Executive that there has been a Payment, or such earlier time as is requested by the Company. In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the applicable Change of Control, the Executive shall appoint (with the consent of the Company, which consent shall not be unreasonably withheld or delayed) another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment, as determined pursuant to this Section 16, shall be paid by the Company to the Executive within five days of the receipt of the Accounting Firm’s determination. If the Accounting Firm determines that no Excise Tax is payable by the Executive, it shall furnish the Executive with a written opinion that failure to report the Excise Tax on the Executive’s applicable federal income tax return would not result in the imposition of a negligence or similar penalty. Any determination by the Accounting Firm shall be binding upon the Company and the Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made (“Underpayment”), consistent with the calculations required to be made hereunder. In the event that the Company exhausts its remedies pursuant to Section 16 and the Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive.

c. The Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten business days after the Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which he gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall:

i. give the Company any information reasonably requested by the Company relating to such claim,

ii. take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,

iii. cooperate with the Company in good faith in order effectively to contest such claim, and

iv. permit the Company to participate in any proceedings relating to such claim; provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 16.c., the Company shall control all proceedings taken in connection with such contest and, at its reasonable option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall reasonably determine; provided, however, that if the Company directs the Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Executive, on an interest-free basis and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company’s control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

d. If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 16.c., the Executive becomes entitled to receive any refund with respect to such claim, the Executive shall (subject to the Company’s complying with the requirements of Section 16.c.) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 16.c., a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

17. Reimbursement of Legal Expenses. The Company shall promptly reimburse Executive for up to $5,000 of all reasonable legal fees incurred by Executive in connection with the preparation, negotiation and execution of this Agreement and ancillary documents.

18. Negotiation and Arbitration. If the Parties should have a material dispute arising out of or relating to this Agreement or the Parties’ respective rights and duties hereunder, except as otherwise provided for by Section 6, then the Parties will resolve such dispute in the following manner: (a) any Party may at any time deliver to the other a written dispute notice setting forth a brief description of the issue for which such notice initiates the dispute resolution mechanism contemplated by this Section; (b) during the twenty (20) day period following the delivery of the notice described in Section 18(a) above, appropriate representatives of the various Parties will meet and seek to resolve the disputed issue through negotiation; (c) if representatives of the Parties are unable to resolve the disputed issue through negotiation, then within ten (10) days after the period described in Section 18(b) above, the Parties will refer the issue (to the exclusion of a court of law) to final and binding arbitration in the county in which Executive’s principal offices are located. In any arbitration pursuant to this Agreement: (x) the rules and regulations (“Rules”) promulgated by the America Arbitration Association (“AAA”) shall apply to the proceedings and judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof; (y) discovery shall be allowed and governed by the Florida Code of Civil Procedure; and (z) the award or decision shall be rendered by a majority of the members of a Board of Arbitration consisting of three (3) members, one of whom shall be appointed by each of the respective Parties and the third of whom shall be the chairman of the panel and be appointed by mutual agreement of said two Party-appointed arbitrators. In the event of failure of said two arbitrators to agree within thirty (30) days after the commencement of the arbitration proceeding upon the appointment of the third arbitrator, the third arbitrator shall be appointed by the AAA in accordance with the Rules. In the event that either Party shall fail to appoint an arbitrator within ten (10) days after the commencement of the arbitration proceedings, such arbitrator and the third arbitrator shall be appointed by the AAA in accordance with the Rules. Nothing set forth above shall be interpreted to prevent the Parties from agreeing in writing to submit any dispute to a single arbitrator in lieu of a three (3) member Board of Arbitration. Upon the completion of the selection of the Board of Arbitration (or if the Parties otherwise agree in writing to a single arbitrator) an award or decision shall be rendered within no more than thirty (30) days. Notwithstanding the foregoing, the request by either Party for preliminary or permanent injunctive relief, whether prohibitive or mandatory, shall not be subject to arbitration and may be adjudicated by the courts located within the county in which Executive’s offices are located. ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY CLAIM OR PROCEEDING RELATING TO OR ARISING OUT OF THIS AGREEMENT, OR ANY TRANSACTION OR CONDUCT IN CONNECTION HEREWITH, IS WAIVED.

19. Compliance with Code Section 409A

a. General. It is the intention of both the Company and Executive that the benefits and rights to which Executive could be entitled pursuant to this Agreement comply with Section 409A of the Code and the Treasury Regulations and other guidance promulgated or issued thereunder (“Section 409A”), to the extent that the requirements of Section 409A are applicable thereto, and the provisions of this Agreement shall be construed in a manner consistent with that intention. If Executive or the Company believes, at any time, that any such benefit or right that is subject to Section 409A does not so comply, it shall promptly advise the other and shall negotiate reasonably and in good faith to amend the terms of such benefits and rights such that they comply with Section 409A (with the most limited possible economic effect on Executive and on the Company).

b. Distributions on Account of Separation from Service.  If and to the extent required to comply with Section 409A, no payment or benefit required to be paid under this Agreement on account of termination of Executive’s employment shall be made unless and until Executive incurs a “separation from service” within the meaning of Section 409A.

c. Six Month Delay for Specified Employees.  If Executive is a “specified employee,” then no payment or benefit that is payable on account of Executive’s “separation from service”, as that term is defined for purposes of Section 409A, shall be made before the date that is six months after Executive’s “separation from service” (or, if earlier, the date of Executive’s death) if and to the extent that such payment or benefit constitutes deferred compensation (or may be nonqualified deferred compensation) under Section 409A and such deferral is required to comply with the requirements of Section 409A. Any payment or benefit delayed by reason of the prior sentence shall be paid out or provided in a single lump sum at the end of such required delay period in order to catch up to the original payment schedule.  For purposes of this Section, Executive shall be considered to be a “specified employee” if, at the time of his or her separation from service, Executive is a “key employee”, within the meaning of Section 416(i) of the Code, of the Company (or any person or entity with whom the Company would be considered a single employer under Section 414(b) or Section 414(c) of the Code) any stock in which is publicly traded on an established securities market or otherwise.

d. No Acceleration of Payments.  Neither the Company nor Executive, individually or in combination, may accelerate any payment or benefit that is subject to Section 409A, except in compliance with Section 409A and the provisions of this Agreement, and no amount that is subject to Section 409A shall be paid prior to the earliest date on which it may be paid without violating Section 409A.

e. Treatment of Each Installment as a Separate Payment.  For purposes of applying the provisions of Section 409A to this Agreement, each separately identified amount to which Executive is entitled under this Agreement shall be treated as a separate payment. In addition, to the extent permissible under Section 409A, any series of installment payments under this Agreement shall be treated as a right to a series of separate payments.

20. Merger Clause. This Agreement contains the complete, full, and exclusive understanding of Executive and the Company as to its subject matter. Any amendments to this Agreement shall be effective and binding on Executive and the Company only if any such amendments are in writing and signed by both Parties.

21. No Set-off. In the event of any termination of employment under this Agreement, Executive shall be under no obligation to seek other employment and there shall be no offset against any amounts due Executive under this Agreement on account of any remuneration attributable to any subsequent employment that Executive may obtain.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

COMPANY:

NOVEN PHARMACEUTICALS, INC.

By: /s/ Jeff Mihm
Jeff Mihm
Vice President and General Counsel

EXECUTIVE:

/s/ Peter Brandt